Registration No. 333-107132
Filed Pursuant to Rule 424(b)(3)

SLM Corporation
Medium Term Notes, Series B
EdNotesR
With Maturities of 9 Months or More from Date of Issue

Pricing Supplement No. 384 (To Prospectus dated January 5, 2005, and Prospectus Supplement dated January 5, 2005)	Trade Date: January 24, 2005 Issue Date: January 27, 2005

The date of this Pricing Supplement is January 24, 2005

INVESTING IN THESE FLOATING RATE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

CUSIP or Common Code.	78490FSC4
Price to Public.	100% of the principal amount
Principal Amount	$20,677,000.00
Proceeds to Issuer	$20,418,537.50
Discounts and Commissions	1.25%
Reallowance	0.875%
Dealer.	99%
Maturity Date	March 15, 2012
Stated Annual Interest Rate.	N/A (Floating Rate Note)
Interest Reset Period	Monthly. The first interest period will run from and including the Issue Date to but excluding February 15, 2005.
Interest Rate Determination Dates and Interest Reset Dates	The 15th day of each month during the term of the notes, beginning February 15, 2005.
Day Count Convention	Actual/Actual.
Interest Rate Basis	Consumer Price Index Adjustment Rate (CPI)
Index Maturity	N/A
Spread	1.50%
Initial Interest Rate	4.69%
Maximum Interest Rate	N/A
Minimum Interest Rate	0.00% per annum with respect to each Interest Reset Period

Interest Payment Frequency and Dates
Monthly, from and including an Interest Reset Date to and excluding the next succeeding Interest Reset Date, except that the first period shall be the period from and including the Issue Date to but excluding February 15, 2005 (or, if such day is not a business day, the following business day).
Interest Payment Date
The 15th day of each month during the term of the notes, beginning February 15, 2005 (or, if such day is not a business day, the next following business day, in which case interest on that interest payment will not accrue for the period from the scheduled interest payment date to the next following business day on which the interest payment is made).
First Interest Payment Date	February 15, 2005 (or if such day is not a business day, the following business day).
Survivor's Option	No
Callable By Issuer	No
If Callable by Issuer, dates and terms of redemption (including redemption price)	N/A
Additional Amounts	N/A
Original Issue Discount	N/A
Other Material Terms (if any): Calculation Agent	SLM Corporation

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.